Exhibit 5.2

April 17, 2026

Norton Rose Fulbright Canada llp 222 Bay Street, Suite 3000, P.O. Box 53 Toronto, Ontario M5K 1E7 Canada F: +1 416.216.3930 nortonrosefulbright.com

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza

Toronto, ON M5J 2J5

Dear Sirs/Mesdames:

Re:	Royal Bank of Canada

Senior Global Medium-Term Notes, Series J – U.S. $1,500,000,000 aggregate principal amount of 4.400% Senior Fixed Rate/Floating Rate Notes due April 17, 2030 and U.S. $1,500,000,000 aggregate principal amount of 4.612% Senior Fixed Rate/Floating Rate Notes due May 3, 2032 (collectively, the Offered Securities)

We have acted as Canadian counsel to Royal Bank of Canada (the Bank) in connection with the issue of the Offered Securities pursuant to the terms agreement dated April 14, 2026 by and among RBC Capital Markets, LLC, Goldman Sachs & Co. LLC, BBVA Securities Inc., Citizens JMP Securities, LLC, Huntington Securities, Inc. and Santander US Capital Markets LLC, as lead agents on behalf of the Purchasing Agents listed therein, and the Bank, entered into pursuant to the Distribution Agreement dated December 20, 2023, as amended by the First Amendment to the Distribution Agreement dated March 5, 2024 and as supplemented by the Letter of Appointment dated June 11, 2025 (as so amended and supplemented, the Distribution Agreement) relating to the Bank’s Senior Global Medium-Term Notes, Series J, in an aggregate principal amount of up to U.S.$75,000,000,000, or the equivalent thereof in other currencies or currency units (such series of securities being hereinafter referred to as the Series), to be issued pursuant to the Indenture dated as of October 23, 2003, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, by the Second Supplemental Indenture dated as of February 28, 2007, by the Third Supplemental Indenture dated as of September 7, 2018, by the Fourth Supplemental Indenture dated as of June 22, 2023, by the Fifth Supplemental Indenture dated as of June 22, 2023 and by the Sixth Supplemental Indenture dated as of July 23, 2024 (collectively, the Indenture), between the Bank and The Bank of New York Mellon (formerly known as The Bank of New York) as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee.

We have reviewed or participated, together with Sullivan & Cromwell LLP, United States counsel to the Bank, in the preparation of the following:

(i)	the Distribution Agreement;

(ii)	the Indenture;

(iii)	the registration statement of the Bank on Form F-3 (File No. 333-275898) dated December 5, 2023, as amended December 19, 2023 (the Registration Statement); and

(iv)	the prospectus of the Bank dated December 20, 2023 included in the Registration Statement (the Basic Prospectus) as supplemented by the prospectus supplement dated December 20, 2023 specifically relating to the Series (the Prospectus Supplement, and together with the Basic Prospectus, the Program Prospectus).

We understand that the Registration Statement and the Program Prospectus were filed with the United States Securities and Exchange Commission in connection with the Series and that pricing supplements dated April 14, 2026 relating to the Offered Securities have been filed with the United States Securities and Exchange Commission.

For the purposes of our opinion below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated April 16, 2026 issued by the Office of the Superintendent of Financial Institutions.

In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. We also express no opinion as to whether the issuance, sale and delivery of the Offered Securities or any contract or other document relating thereto are in compliance with the Charter of the French Language (Québec).

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create the Series and to create, issue and sell the Offered Securities;

2.	the Offered Securities have been duly authorized, executed, issued and, to the extent delivery is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity of the Offered Securities is a matter governed by the laws of the Provinces of Ontario or Québec, or the federal laws of Canada applicable therein, the Offered Securities are valid obligations of the Bank;

3.	the Distribution Agreement has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank; and

4.	the Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

The opinions set forth in paragraphs 2 and 4 above, as to the validity of the Offered Securities and the enforceability of the Indenture, are subject to the following qualifications:

(i)	equitable remedies, such as specific performance and injunctive relief, are remedies which may only be granted at the discretion of a court of competent authority;

(ii)	rights to indemnity and contribution under the Offered Securities or the Indenture may be limited by applicable law;

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(iii)	enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the rights of creditors (including the provisions of the Bank Act (Canada) respecting such matters) and will be subject to limitations under applicable limitations statutes; and

(iv)	pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

“Norton Rose Fulbright Canada LLP”

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